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                                                                    Exhibit 3d

                        COOPERATION AGREEMENT REGARDING
                       CERTAIN MINERAL DEPOSIT PROPERTIES


AMONG:

        PACIFIC CANADA RESOURCES INC.
        a corporation incorporated under the laws of Ontario
        (referred to herein as "PCR")

AND:

        PATRICIAN GOLD MINES LTD.
        a corporation incorporated under the laws of Ontario
        (referred to herein as "PATRICIAN")

AND:

        THE FIRST GEOEXPLORATION BUREAU OF MINISTRY OF METALLURGICAL INDUSTRY a bureau of the ministry of metallurgical industry of the People's Republic of China
        (referred to herein as "FGEB")

WHEREAS:

1. after extensive discussions and negotiations, the parties to this co-operation agreement (the "CO-OPERATION AGREEMENT") agreed to form an equity joint venture (an "EJV") under which the parties will each use their respective advantages including mineral resources, capital, and technology, to explore, develop, and produce certain mineral properties (as such properties are defined below);

2. FGEB and various other levels of government and other legal entities within China (the "CHINESE ENTITIES") have various kinds and degrees of interests in certain mineral properties;

3. such Chinese Entities wish to enter into negotiations with PCR and PATRICIAN (the "CANADIAN ENTITIES") regarding a possible joint venture agreement (a "JOINT VENTURE CONTRACT") under which both such Chinese Entities and such Canadian Entities would operate a joint venture (the "JOINT VENTURE") to explore, develop and produce such properties;

4. the Canadian Entities expressed an interest in visiting such properties and were invited to visit them by FGEB with a view to determining whether they were interested in entering into a Co-operation Agreement under which, among other terms including, without limitation, many of the terms which will form the basis of a Joint Venture Contract:
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1.      FGEB will:

        a) facilitate and co-ordinate the activities of all of the Chinese Entities with a view to creating one entity which would represent all such Chinese Entities and which would be one of only two entities which would enter into a Joint Venture Contract;

        b) seek approval from the appropriate Chinese authorities to enter into a Joint Venture Contract regarding such Properties;

        c) provide, or assist in obtaining from such other of the Chinese Entities which have relevant information, all information reasonably requested by the Canadian Entities to allow them to determine whether they wish to enter into a Joint Venture Contract;

        d) if considered convenient, send several experts to visit the Canadian Entities ensuring the Chinese Entities that the Canadian Entities have adequate financial means to invest in the Joint Venture; and

2.      PCR will:

        a) facilitate and co-ordinate the activities of all of the Canadian Entities (or such corporations as are under common control of such Canadian Entities) with a view to creating one entity which would represent all such Canadian Entities and which would be one of only two entities which would enter a Joint Venture Contract;

        b) review all information obtained from the Chinese Entities in a timely fashion or, if considered appropriate, seek additional information by sending other experts to visit the Properties; and

        c) obtain the exclusive right to negotiate and enter into a Joint Venture Contract with the Chinese Entities with respect to the Properties.

5. FGEB, PCR and PATRICIAN are willing to enter into this Co-operation Agreement on the basis of the premises set out above and on the terms set out below.

NOW THEREFORE, in consideration of the premises set out above, and the mutual promises set out below FGEB, PCR and PATRICIAN agree as follows:




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1.0 --  INTERPRETATION

1.1     DEFINITION OF "PROPERTIES"

        "PROPERTIES" shall mean the following three mineral properties which are located within the boundaries of Hebei Province, in the People's Republic of China as more precisely defined using the map which is attached as Schedule "A" to this Co-operation Agreement:

        1. "STONE LAKE" AU-AG POLYMETALLIC PROPERTY of Lingshou County in the province of Hebei with a core claim area of 20 square kilometers and an area of interest of 100 square kilometers surrounding such core claim area;

        2. "CRYSTAL VALLEY" AU EXPLORATION PROPERTY of Zhangjiakou District of the province of Hebei with a core claim area of 20 square kilometers and an area of interest of 100 square kilometers surrounding such core claim area;

        3. "EMPEROR'S DELIGHT" AU-AG POLYMETALLIC PROPERTY of Chende District of the province of Hebei with a core claim area of 20 square kilometers and an area of interest of 100 square kilometers surrounding such core claim area.

1.2     LANGUAGE

        The parties agree that the English and Chinese language versions of this Co-operation Agreement are of equal validity and effect provided that, if there is a dispute as to its interpretation or application, the English version shall be used and having binding effect.

2.0 --  REPRESENTATIONS AND WARRANTIES

2.1     FGEB

        FGEB represents and warrants that:

        1. it is fully authorized and empowered to enter into this Co-operation Agreement on these Properties;

        2. it has full and unencumbered title to the surface and mineral rights in the Properties.

2.2     PCR AND PATRICIAN

        PCR and PATRICIAN represent and warrant that they are fully authorized and empowered to enter into this Co-operation Agreement.


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3.0 -   UNDERTAKINGS LEADING TOWARDS A JOINT VENTURE CONTRACT

        In order to complete the Joint Venture Contract as soon as possible, the parties agree to undertake the following activities as set out below:

        1. FGEB will provide the Canadian Entities with technical reports and location maps, including regional geological maps, regional geochemical anomaly maps, regional geophysical anomaly maps, property topographic and geological maps, and typical cross-section maps in order to allow the Canadian Entities to further assess the exploration potential of the Properties and to make a fully informed investment decision.

        1. Upon receiving the information set out above, the Canadian Entities will assess the exploration and investment potential of the Properties in a timely fashion and will then confirm to FGEB the level of their interest in the Properties.

        3. As soon as possible after executing this Co-operation Agreement, FGEB will:

                a) seek approval from the appropriate government authorities to form an equity joint venture in respect of each of the Properties; and

                b) apply to incorporate a corporation in which each of the Chinese Entities and the Canadian Entities will subscribe for shares.

                The Canadian Entities will provide to FGEB all reasonable assistance.

        4. Upon receiving the approval from the appropriate government authorities to form an equity joint venture in respect of each of the Properties, the parties will appoint an independent evaluator to assess the contributions made by each of the parties to the proposed equity joint ventures in respect of each of the Properties, including particularly, but not limited to, the previous exploration work and data collected and created by FGEB.

        5. After completing the assessment of the contributions as set out above, the parties will negotiate a full and final Joint Venture Contract in good faith.

        6. Upon entering into a Joint Venture Contract in respect of each of the Properties, the parties will conduct an exploration, development, and production program.

4.0 -   EXCLUSIVE NEGOTIATION AND INVESTMENT RIGHT

        Upon execution of this Co-operation Agreement, FGEB grants the Canadian Entities an exclusive right to negotiate and enter into a Joint Venture Contract with the Chinese Entities with respect to the Properties for a period of eight (8) months. Such period of


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                exclusivity may be extended for a reasonable period of time if the parties agree that such extension is warranted in the circumstances. From the date on which the parties begin the negotiations to enter into the Joint Venture Contract, FGEB shall automatically grant to the Canadian Entities the exclusive right to continue such negotiations for so long as the parties continue such negotiations in good faith.

        5.0 -   CONFIDENTIALITY OBLIGATIONS

        5.1     THE CHINESE ENTITIES

                The Chinese Entities agree to preserve the confidentiality of all information obtained pursuant to this Co-operation Agreement (including, without limitation, any documents evidencing agreements between the parties) and not to disclose such information other than in accordance with the terms of this Co-operation Agreement excluding those Chinese government bodies which have right to know.

        5.2     THE CANADIAN ENTITIES

                The Canadian Entities agree to preserve the confidentiality of all information obtained pursuant to this Co-operation Agreement (including, without limitation, any documents evidencing agreements between the parties) and not to disclose such information other than in accordance with the terms of this Co-operation Agreement provided that they may disclose such information to:

                1. consultants and other third parties who are retained to advise the Canadian Entities provided that such third parties enter into an appropriate form of confidentiality agreement; and

                2. regulatory authorities including, without limitation, Canadian government bodies, securities commissions and stock exchanges provided that no disclosure shall be made to any stock exchange until on or after the date on which a Joint Venture Contract is fully executed.

        6.0 -   THE JOINT VENTURE CONTRACT

        6.1     TYPE

                The parties agree to use the equity joint venture form of foreign investment enterprises with two shareholders, one shareholder (the "CHINESE SHAREHOLDER") being a legal entity formed by the Chinese Entities and the other shareholder (the "CANADIAN SHAREHOLDER") being a legal entity formed by the Canadian Entities.


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        6.2     TERM

                The term of any Joint Venture Contract shall commence on the date on which it is fully executed and shall continue for a period of thirty (30) years such period to be extendible upon mutual agreement between the parties.

        6.3     STANDARDS OF OPERATION AND APPLICABLE LAW

                The Joint Venture will be operated in accordance with:

                1. the "Law of the People's Republic of China on Joint Ventures Using Chinese and Foreign Investment" (the "EJV LAW"), effective July 1, 1979;

                2. the Regulations for the Implementation of the EJV Law (the "EJV REGULATIONS"), effective September 20, 1983;

                3.      other applicable laws of the People's Republic of China;
                        and

                4. generally accepted international practice and standards for such operations.

        6.4     MANAGEMENT

                The Joint Venture will be managed by a board of directors which will possess the highest authority over the operation and management of the Joint Venture. Each party will appoint a number of directors in proportion to each party's equity interest in the Joint Venture.

        6.5     CONTRIBUTIONS TO THE JOINT VENTURE

        6.5.1   THE CHINESE ENTITIES

                In consideration for its equity participation, the Chinese Entities shall contribute to the joint venture the following assets: (1) the Properties, (2) the exploration and development, production, production permits, (3) the data which has been collected or created to date, and (4) future contributions of capital based upon the proportion of the total equity held the Chinese Entities in the Joint Venture.

        6.5.2   THE CANADIAN ENTITIES

                1.      TECHNOLOGY AND MANAGEMENT TECHNIQUES

                In consideration for its equity participation, the Canadian Entities shall contribute to the joint venture the following assets: (1) certain advanced equipment and (2) such amount of capital as is calculated using the formula more fully described below.


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2.     CAPITAL

       a)  CONTRIBUTION OF CAPITAL TO EARN INITIAL EQUITY INTEREST

       Following the execution of the Joint Venture Contract, and the assessment of the previous exploration work and research conducted by FGEB, the Canadian Entities will contribute capital to earn its equity interest based upon both the total amount of capital expended by the Chinese Entities as at the date of execution of the Joint Venture Contract and the proportion of the total equity interest held by the Canadian Entities in the Joint Venture.

       (for example:

       if:     1.  the Chinese Entities have expended the equivalent of
                   $400,000 USD; and

               2. the Chinese Entities hold a 40% interest in the Joint Venture;

       then:   the Canadian Entities must contribute $600,000 USD to
                      acquire its initial equity interest.


       b)  CONTRIBUTION OF CAPITAL TO FUND ONGOING JOINT VENTURE ACTIVITIES

       Upon contributing the amount of capital required to acquire its initial equity interest as set out above, the Canadian Entities shall contribute additional capital to fund the ongoing activities of the Joint Venture, along with the contributions by the Chinese Entities, in accordance with the proportion of the total equity interest held by both the Canadian Entities and the Chinese Entities.

6.6    EQUITY INTERESTS

6.6.1  ESTABLISHING THE INITIAL EQUITY INTERESTS

       The entity which will enter into the Joint Venture Contract on behalf of the Canadian Entities will acquire a controlling interest under the Joint Venture Contract which is not less than:

           fifty-five percent (55%) of the equity specified in such Joint Venture Contract in respect of those Properties for which approval has been granted to explore, develop and produce a gold Property; and

           sixty percent (60%) of the equity specified in such Joint Venture Contract in respect of those Properties for which approval has been granted to explore, develop and produce a base metals Property;


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       with the exact percentage to be subject to further negotiation taking into account all relevant factors including, but not limited to:

       1. a valuation of the Properties as established by the assessment set out in Article 3.0;

       2. the total amount of investment made by each of the parties in each of the Properties at the time of such negotiations; and

       3.  the existing and expected economic and political conditions.

6.6.2  DILUTION OF EQUITY INTEREST UPON FAILURE TO CONTRIBUTE CAPITAL

       If either party fails to contribute capital to the Joint Venture in accordance with the requirements set out in the Joint Venture Contract, the equity interest of such defaulting party shall be diluted down in accordance with a mutually agreeable and generally accepted formula for such dilution of interest.

7.0    GENERAL

7.1    ASSIGNMENT

       FGEB agrees to allow PCR and PATRICIAN to assign this Co-operation Agreement to a company which is under common control of each respective company.

7.2    ADDITIONAL INVESTORS

7.2.1  ADDITIONAL NON-CHINESE INVESTORS

       PCR and PATRICIAN may invite other companies to invest in the Joint Venture provided that:

       1.  such companies are non-Chinese; and

       2. such companies invest in the Joint Venture through the Canadian Shareholder.

7.2.2 FGEB may invite other companies to invest in the Joint Venture provided that;

       1.  such companies are Chinese; and

       2. such companies invest in the Joint Venture through the Chinese Shareholder.


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7.3    COUNTERPARTY

       The Co-operation Agreement, and any notices or other documents permitted or required by it, may be executed in counterparts, including copies which have been executed and then deferred by facsimile transmission.

IN WITNESS WHEREOF the parties have duly executed the English version of this Co-operation Agreement as of the date indicated beneath each signature below.

PACIFIC CANADA RESOURCES INC.

By: /s/ KEN Z. CAI                      /s/ DONALD S. HICKS
    --------------                      -------------------
    Ken Z. Cai                          Donald S. Hicks

TITLE: Managing Director                Vice-President

DATE: Nov. 17, 94                       17 Nov. '94


PATRICIA GOLD MINES LTD.

By: /s/ ROLLIN DOW
    --------------
    Rollin Dow

TITLE: President

DATE: 17 Nov. '94

THE FIRST GEOEXPLORATION BUREAU OF MINISTRY OF METALLURGICAL INDUSTRY

BY: /s/ LEI ZI MIN
    --------------
    Lei Zi Min

TITLE: Chief Geologist

DATE: 24.11.94

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